Exhibit 99.1

For Immediate Release

Tertia Freas appointed to First Hawaiian, Inc. and First Hawaiian Bank Boards of Directors

HONOLULU, Hawaii, October 15, 2024 – First Hawaiian, Inc. (NASDAQ: FHB), announced today the appointment of Tertia Freas to serve on its Board of Directors and the Board of Directors of First Hawaiian Bank. Freas also was appointed to the Board of Directors’ Audit Committee. All appointments are effective October 15, 2024.

“We are pleased to welcome Tertia Freas and thank her for agreeing to serve on our Board,” said Bob Harrison, First Hawaiian, Inc. Chairman, President and CEO. “Her deep expertise in accounting and finance and her commitment to community service make her an outstanding addition to our leadership team. I look forward to collaborating with her as we continue to move First Hawaiian Bank forward.”

Tertia Freas is the executive director of The Clarence T.C. Ching Foundation, a private foundation that provides grants to nonprofit organizations in Hawaii for education, healthcare, children, youth and family, sustainability, housing and arts, culture and innovation. She has 35 years of experience in public accounting, working for Deloitte & Touche LLP. During her career at Deloitte, she served as an audit partner for more than 20 years, Honolulu office recruiter, national trainer, and was the leader for the Honolulu office Women’s Initiative program.

In 2005, Freas was inducted to the University of Hawaii, Shidler College of Business Alumni Hall of Honor. She is also a member of the American Institute of Certified Public Accountants and the Hawaii Society of CPAs. She currently serves on the Board of Directors and as the Chair of the Finance Committee for First Presbyterian Church of Honolulu.

About First Hawaiian

First Hawaiian, Inc. (NASDAQ:FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s oldest and largest financial institution with branch locations throughout Hawaii, Guam and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit www.FHB.com.

Investor Relations Contact:
Kevin Haseyama

(808) 525-6268

khaseyama@fhb.com

Media Contact:

Lindsay Chambers

(808) 525-6254

lchambers@fhb.com